Exhibit 99.1

Knoll Completes Acquisition of Muuto, Fast-Growing Affordable Luxury Brand, Perfect Complement to Knoll’s Timeless Design Portfolio

EAST GREENVILLE, Pa., January 25, 2018 — Knoll, Inc. (NYSE:KNL) today announced that it has completed the previously announced acquisition of Muuto, the Copenhagen-based designer and provider of affordable luxury furniture, lighting and accessories for the workplace and home, from its founders and Danish-based private equity firm Maj Invest Equity.

The acquisition further advances the Knoll strategy of building its global capability as a go-to resource for workplaces and homes, including the commercial contract, decorator to-the-trade and consumer markets.

Andrew Cogan, Knoll President and CEO, reiterated, “Muuto is a ‘resimercial’ design-driven, creative Scandinavian brand representing global style for the workplace and home.

Muuto products pair seamlessly with the range of modern Knoll designs, offering an expanded breadth and depth of affordable luxury products that reflect today’s evolving workstyles and trends in residential design, with particular appeal to a younger generation of architects, designers and clients and those seeking a homier, more relaxed aesthetic.”

Founded in 2006 by Peter Bonnén and Kristian Byrge, Muuto, which means “new perspective” in Finnish, has grown into a global brand providing affordable luxury workplace and residential furniture, lighting and accessories. Muuto works with leading contemporary designers to offer a new vision of Scandinavian design.

About Knoll

Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser and Muuto — reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Investors:

Charles Rayfield
Senior Vice President and Chief Financial Officer

Tel 215 679-1703
crayfield@knoll.com

Media:

David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com